Exhibit 1

Disclaimer

Please read this notice carefully – it applies to all persons who view this website. The views expressed on this website (the "Site") represent the subjective opinions of Saba Capital Management, LP and certain of its affiliates and controlling persons (collectively, "Saba"), who beneficially own shares of Bluerock Private Real Estate Fund (NYSE: BPRE) (the "Company").

These views are based on publicly available information with respect to the Company and other companies referred to in the Site. Certain financial information and data used on this Site has been derived or obtained from, without independent verification, publicly available information including public filings with regulatory authorities and from other third-party reports, by the Company or other companies Saba deems relevant. Saba has neither sought nor obtained consent from any third party for the use of previously published information. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed on this Site. This Site contains current market views, opinions, and expectations of Saba based on its historic experience and proprietary research. While Saba believes that the statements contained herein are based on reasonable information and criteria, such statements may also factor in subjective judgement that could materially alter any stated outcome. Saba believes the information contained on this Site is reliable and has been obtained from sources believed to be reliable, but Saba shall not be responsible or have any liability for any misinformation contained in any third-party report or regulatory filing and Saba makes no representation or warranty, expressed or implied, with respect to the fairness, correctness, accuracy, reasonableness, completeness or timeliness of the information and opinions obtained. All registered or unregistered service marks, trademarks and trade names referred to on this Site are the property of their respective owners, and Saba's use on this Site does not imply an affiliation with, or endorsement by, the owners of these service marks, trademarks and trade names.

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IMPORTANT INFORMATION

Saba Capital Management, L.P. (“Saba Capital”), Saba Capital Master Fund, Ltd. (“SCMF”) and Boaz R. Weinstein (“Mr. Weinstein,” and together with Saba Capital and SCMF, the “Participants”) intend to file a definitive proxy statement and accompanying form of proxy with the Securities and Exchange Commission (the “SEC”) to be used in conjunction with a solicitation of proxies from the shareholders in connection with the Company’s 2027 annual meeting of shareholders. The shareholders are advised to read the definitive proxy statement and other documents related to the solicitation of proxies with respect to the Company by the Participants as they become available because they will contain important information. They will be made available at no charge on the SEC’s website, http://www.sec.gov/.

As of the date hereof, the Participants may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), in the aggregate, 7,322,660 shares of the Fund’s beneficial interest, no par value (the “Common Shares”). Of the 7,322,660 Common Shares owned in the aggregate by the Participants, such Common Shares may be deemed to be beneficially owned as follows: (a) 7,322,660 Common Shares may be deemed to be beneficially owned by Saba Capital by virtue of its status as the investment manager of various funds and accounts; and (b) 7,322,660 Common Shares may be deemed to be beneficially owned by Mr. Weinstein by virtue of his status as the principal of Saba Capital.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “intends,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements relate to future events or future performance and involve known and unknown risks, uncertainties, and other factors that may cause actual results, levels of activity, performance or achievements or those of the industry to be materially different from those expressed or implied by any forward-looking statements. The Company has also identified additional risks relating to its business in its public filings with the SEC. Saba Capital, and as applicable the other participants in the proxy solicitation, have based these forward-looking statements on current expectations, assumptions, estimates, beliefs, and projections. While Saba Capital and the other participants, as applicable, believe these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond the participants’ control. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if the underlying assumptions of Saba Capital or any of the other participants described herein prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Saba Capital that the future plans, estimates or expectations contemplated will ever be achieved. You should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Except to the extent required by applicable law, neither Saba Capital nor any participant will undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

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# What happened to $100,000 invested in BPRE?

BPRE NET LOSS CALCULATOR

Hypothetical $100,000 still held. Pick your entry date on the full NAV series through listing, then market price after.

DIVIDEND REINVESTMENT PLAN (DRIP) ENROLLED WHY IT MATTERS

NET LOSS AFTER CASH RECEIVED · THROUGH 2026-09-14

**−$31,334**

CHOOSE ENTRY DATE 2021-03-31

2014-04-01 LISTED 2026-09-14

+$40,000
+$20,000
$0
-$20,000
-$40,000
Net Loss ($)
Listed
2021
2022
2023
2024
2025
2026

Before 2026-09-14 the tape holds only the filed Class I NAV prints, so the line steps at those dates and credits each distribution at the next print, not day by day.

ESTIMATED CUMULATIVE FEES PAID TO BLUEROCK ⓘ

**$8,202**

Filed waivers applied · cash distributions

Bluerock would have collected this much in fees from a shareholder who put in $100,000, even though that holder is now down $31,334. In total Bluerock has collected $463.8M in fees through March 31, 2026.

# Although Bluerock warned of an initial discount, it said comparable funds typically trade near or above NAV

The last thing Bluerock said about pricing before the listing was that funds of TI+'s size typically trade near or above their NAVs. A 39.7% first-day gap is not that comparable-fund story, and nothing mentioned the other listed vehicle Bluerock runs, which was already trading far below the equity behind each of its shares.

> *"In consideration of pent-up liquidity demand from existing shareholders, we anticipate that the Fund will likely trade at an initial discount to its NAV upon listing. However, while listed closed-end funds often trade below their NAVs in the period after listing, larger closed-end funds and larger real estate* ***closed-end funds similar to TI+ typically trade near or above their NAVs*** *as a result of their ability to attract both individual and institutional buyers."*
>
> Bluerock (N-CSR shareholder letter) · N-CSR (0001398344-25-022118), annual letter, p. 2

SEE IN FILING

About Saba Capital

This site is operated by Saba Capital Management, L.P. The fund's adviser is Bluerock Fund Advisor, LLC.
Campaign inquiries only. Not an offer to sell or a solicitation of an offer to buy any security.

SABA'S STAKE

5%

Saba reported 5% of class (DEF 14A filed June 30, 2026).

Schedule 13D; 143,044,372.357 shares outstanding as of June 15, 2026

DIRECT LINE

bpre@sabacapital.com

For questions about this campaign, filings, or the shareholder vote, write Saba at the address above, or use the form.

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Activist campaign material. Not an offer to sell or a solicitation of an offer to buy any security. Figures are historical and individually dated; NAV and market prices carry the as-of shown and may lag the exchange.

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